Related Persons Transactions Policy

The board of directors (the “Board”) of American Battery Technology Company (the “Company”) has adopted the following Related Person Transactions Policy for transactions that may present potential or actual conflicts of interest or create the appearance that decisions are based on considerations other than the best interests of the Company. However, there are situations where Related Person Transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions.
This policy is intended to: (i) foster the highest ethical standards and integrity; (ii) focus the Company’s management on areas of potential ethical risk and conflicts of interest; (iii) guide the Company’s management in recognizing and dealing with ethical issues; (iv) establish reporting mechanisms; and (v) promote a culture of honesty and accountability consistent with the Company’s core values. This policy is part of the Company’s commitment to its values, and compliance with these values and this policy is imperative.

1. Related Person Transactions and Other Definitions

a. Executive Officer

“Executive Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, General Counsel, members of the board of directors, any person in charge of a principal business unit, division or function of the Company, or any officer or person who performs a policy-making function for the Company.

b. Immediate Family Member

“Immediate Family Member” means family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but who is subject to your influence or control, such as parents or children.

c. Related Person

“Related Person” means:

i. a director or officer of the Company or a nominee for director of the Company;
ii. a security holder who is known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
iii. any Immediate Family Member of a person described in clause (a) or (b); or
iv. any person who was in any of the foregoing categories at any time since the beginning of the Company’s last fiscal year, including where status as a Related Person arose after a transaction was entered into.

d. Definition of Related Person Transaction

For the purposes of this policy, a “Related Person Transaction” is a proposed, existing, or completed transaction, including but not limited to, any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which the Company (including any of its subsidiaries) was, is, or will be a participant (whether or

not the Company is a party), in which the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect material interest.

e. **Transactions Not Deemed to be Related Person Transactions**

The following transactions or arrangements are not considered Related Person Transactions given the immateriality of such transaction or arrangement with the relevant Related Person (although such transactions or arrangements may still require reporting, review, approval and/or ratification):

i. where the Related Person's interest arises (i) only from such person's position as a director or officer of a Company or organization that is a party to the transaction; (ii) only from the direct or indirect ownership by such person and all other Related Persons, in the aggregate, of a less than 10% equity interest in another person (other than a partnership); or (iii) from both such position and such ownership;

ii. where the Related Person's interest arises only from such person's position as a limited partner in a partnership in which such person and all other Related Persons have an interest of less than 10% and the person is not a general partner of and does not hold another position in the partnership;

iii. where the rates or charges involved in the transaction are determined by competitive bids; where the transaction involves the rendering of services as a common or contract carrier, or a public utility, at rates or charges fixed in conformity with law or governmental authority; or where the transaction involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

iv. where the Related Person's interest arises only from the ownership of a class of equity securities of the Company and all holders of that class receive the same benefit on a pro rata basis;

v. where an Immediate Family Member's interest arises from his or her status as an employee of a firm, company, or other entity for which he or she is not also an executive officer, director, general partner, or principal;

vi. where the Related Person is an Executive Officer of the Company and the interest is in an employment relationship or transaction with the Company, and compensation arising from the relationship or transaction is required to be disclosed in the Company's annual report on Form 10-K or in the Company's proxy statement pursuant to applicable laws, rules, and regulations;

vii. where the Related Person is an Executive Officer of the Company but is not also an Immediate Family Member, and the interest is in an employment relationship or transaction where the compensation arrangements have been approved by the Board;

viii. where an Immediate Family Member's interest arises from employment by the Company or any of its consolidated subsidiaries in the ordinary course of business consistent with customary employment practices used by the Company's Human Resources department, provided that the total annual compensation received by such Immediate Family Member from the Company does not exceed $120,000;

ix. where the Related Person's interest is an interest in compensation as a non employee director for service that is required to be disclosed in the Company's

annual report on Form 10-K or in the Company's proxy statement pursuant to applicable laws, rules, and regulations;

x. where the Related Person's interest is an interest in a standard form insurance or financial services product offered by the Company or any of its consolidated subsidiaries in the ordinary course of business;

xi. where the Related Person's interest is an interest in amounts due from the Company for ordinary business travel and expense payments, including expenses incurred in attending the Company's events or board and board committee meetings; or

xii. where the Related Person's interest arises from a relationship with another company (i) in which the Company or any of its subsidiaries makes investments or (ii) which invests in securities issued by the Company or any of its subsidiaries or securities backed by any product issued by the Company or any of its subsidiaries, all in the ordinary course of such entity's investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such Related Person.

2. Identification of Potential Related Person Transactions

a. Executive Officers and Nominees.
Each Executive Officer and nominee for director shall provide such information as the Company may request from time to time to identify Related Person Transactions. Each Executive Officer is expected to promptly notify the Company of any potential Related Person Transactions on a real time basis and any change in his or her family, employment, investment, or other relationships that might result in Related Person Transactions.

b. Five Percent Owners
At the time the Company becomes aware of a security holder's status as a beneficial owner of more than 5% of any class of the Company's voting securities, and annually thereafter for so long as such ownership status is maintained, the Company shall request information from such security holder as the Company deems necessary to identify potential Related Person Transactions.

c. Use of Information
The Company shall use the information collected pursuant to this section to identify potential Related Person Transactions.

3. Approval Procedures

Transactions that are identified as potential Related Person Transactions prior to the consummation thereof or amendment thereto shall be consummated or amended only if the following steps are taken:

a. The General Counsel will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

b. If the General Counsel determines that the proposed transaction is a Related Person Transaction, the proposed Related Person Transaction shall be submitted to the Chair of the Corporate Governance and Nominating Committee, who will possess delegated authority to act on the matter. If the Chair of the Corporate Governance and Nominating Committee or his or her Immediate Family Members is the Related Person, the Chair of the Audit Committee shall possess the delegated authority to act on the matter in the place of the Chair of the Corporate Governance and Nominating Committee.

c. The Chair shall then consider all of the relevant facts and circumstances available to the Chair, and the Chair shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Chair determines in good faith. The Chair shall convey the decision to the General Counsel, who shall convey the decision to the appropriate persons within the Company. No member of the Board shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her Immediate Family Members is the Related Person.

d. The Chair of the Corporate Governance and Nominating Committee or Chair of the Audit Committee, as appropriate, shall report to the Board at the next Board meeting any approval under this policy pursuant to their delegated authority.

4. Ratification Procedures

In the event the Company's Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, or General Counsel becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under this policy:

a. If the transaction is pending or ongoing, it will be submitted to the Chair of the Corporate Governance and Nominating Committee promptly, and the Chair shall consider all of the relevant facts and circumstances available to the Chair. Again, if the Chair of the Corporate Governance and Nominating Committee or his or her Immediate Family Members is the Related Person, the Chair of the Audit Committee shall possess the delegated authority to act on the matter in the place of the Chair of the Corporate Governance and Nominating Committee.

b. Based on the conclusions reached, the Chair shall evaluate all options, including but not limited to ratification, amendment, or termination of the Related Person Transaction; and

c. If the transaction is completed, the Chair of the Corporate Governance and Nominating Committee shall evaluate the transaction to determine if rescission of the transaction is appropriate, and shall request that the General Counsel evaluate the Company's controls and procedures to ascertain the reason the transaction was not identified as a Related Person Transaction and submitted to the Chair for prior approval and whether any changes to these procedures are recommended.

5. Review of Ongoing Transactions

Annually, the Board shall review any previously approved or ratified Related Person Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the Board shall determine if it is in the best interests of the Company and its stockholders to continue, modify, or terminate the Related Person Transaction.

6. Disclosure

All Related Person Transactions that are required to be disclosed in the Company's filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations. The material features of this policy shall be disclosed in the Company's annual report on Form 10-K or in the Company's proxy statement, as required by applicable laws, rules and regulations.

7. Other Policies

This policy does not replace or supersede any other policies of the Company.